Exhibit 10.8

Pulaski Financial Corp.

Cash-Based Deferred Compensation Plan

Article 1

Effective Date and Purpose

1.1 Effective Date. The Pulaski Financial Corp. Cash-Based Deferred Compensation Plan (the “Plan”) is effective as of October 1, 2005.

1.2 Purpose. The Plan is a deferred compensation plan, the primary purpose of which is to provide key employees of Pulaski Bank (the “Bank”) and its affiliated companies with the opportunity to voluntarily defer a portion of their compensation, subject to the terms of the Plan. By adopting the Plan, Pulaski Financial Corp. (the “Company”) and the Bank desire to enhance their ability to attract and retain employees of outstanding competence by providing such individuals with an opportunity to accumulate additional sources of post-employment income on a tax-advantaged basis.

Article 2

Administration

2.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board or any other successor committee appointed by the Board (the “Committee”).

2.2 Authority of the Committee. The Committee shall have authority to select eligible employees of the Bank for participation in the Plan; determine the terms and conditions of each employee’s participation in the Plan; interpret the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to Article 8 herein, amend the terms and conditions of the Plan and any agreement entered into under the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate any of its authority granted under the Plan to such other person or entity it deems appropriate, including but not limited to, senior management of the Bank.

2.3 Guidelines. Subject to the provisions herein, the Committee may adopt written guidelines for the implementation and administration of the Plan.

2.4 Decisions Binding. All determinations and decisions of the Committee arising under the Plan shall be final binding, and conclusive upon all parties.

Article 3

Eligibility and Participation

3.1 Eligibility. Subject to Sections 3.2 and 3.3, persons eligible to be selected to participate in the Plan shall include full-time, salaried or commission-based employees of the Bank, its subsidiaries, and affiliates who are key employees, as determined by the Committee in its sole discretion.

3.2 Limitation on Eligibility. It is the intent of the Company that the Plan qualify for treatment as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Act thereto (“ERISA”). Accordingly, to the extent required by ERISA to obtain such “top hat” treatment, eligibility shall be extended only to those executives who comprise a select group of management or highly compensated employees. Further, the Committee may place such additional limitations on eligibility as it deems necessary and appropriate under the circumstances.

3.3 Participation. Participation in the Plan and the extent of such participation shall be determined by the Committee based upon the criteria set forth in Sections 3.1 and 3.2 herein. An employee who is chosen to participate in the Plan in any Plan Year (a “Participant”) shall be so notified in writing. A Participant’s election to participate in the Plan shall be effective on a Plan Year basis, except for newly eligible Participants as set forth in Section 3.4 of the Plan.

3.4 Partial Year Eligibility. In the event that an individual first becomes eligible to participate in the Plan during a Plan Year, such individual shall, within thirty (30) calendar days of becoming eligible, be notified by the Bank of his or her eligibility to participate, and the Bank shall provide each such individual with an Election Form, which must be completed by the individual as provided in Section 4.2 herein.

3.5 No Right to Participate. Except as otherwise set forth in a Participant’s Deferred Compensation Agreement, no employee shall have the right to be selected as a Participant, or having been so selected for any given Plan Year, to be selected again as a Participant for any other Plan Year.

3.6 Plan Year. For purposes of this Plan, the Plan Year is defined as October 1st - September 30th.

Article 4

Deferral Opportunity

4.1 Deferrals

(a) Amount Which May Be Deferred by a Participant. A Participant may elect to defer, in any Plan Year, the eligible components of Compensation (as described below); provided, however, that the Committee shall have sole discretion to designate which components of Compensation are eligible for deferral elections under the Plan in any given Plan Year. In addition, the Committee may, in its sole discretion, designate the maximum or minimum amount or increments of any single eligible component of Compensation which may be deferred in any Plan Year or establish any other limitations as it deems appropriate in any Plan Year.

The components of “Compensation” shall include (i) “Salary” defined as all regular, basic wages, before reduction for amounts deferred pursuant to the Plan or any other plan of the Bank or the Company, payable in cash to a Participant for services to be rendered, exclusive of any Bonus, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Bank as payment toward or reimbursement of expenses, (ii) “Bonus” defined as any incentive award based on an assessment of performance, payable by the Bank to a Participant with respect to the Participant’s services during a Plan Year, and (iii) “Commissions” defined as fees earned in connection with loan originations and other transactions with the Bank or its affiliates.

(b) Non-Elective Deferrals. In addition to any elective deferral contributions made by a Participant under subsection (a) hereof, the Bank, in it sole discretion, may, but shall not be required to, credit to a Participant’s Account as a nonelective deferral contribution (a “Bank Contribution”) any amount it determines appropriate. The amount so credited, if any, may vary from Participant to Participant and may be zero even if a contribution is made on behalf of another Participant. The Bank may also express a Bank Contribution as a matching contribution equal to a percentage of the Participant’s annual elective deferral contributions, if any. Subject to a written agreement between the Company, the Bank and the Participant, the Bank may require deferral of a portion of the Participant’s Compensation on a non-elective basis and such deferral shall be treated as a Bank Contribution.

4.2 Time of Deferral Election. An election to defer a component of Compensation permitted by the Committee to be deferred by a Participant under the Plan shall be given effect in accordance with the following timing rules:

(a) An election to defer Salary or Commissions shall apply only to Salary or Commissions earned for payroll periods beginning after a properly executed Election Form has been filed with the Committee.

(b) An election to defer a Bonus for any Plan Year shall apply only if a properly executed Election Form has been filed with the Committee before the beginning of the Plan Year to which the Bonus relates.

4.3 Content of Deferral Election. All deferral elections shall be irrevocable, and shall be made on a form or forms prescribed by the Committee (an “Election Form”), as described herein. Participants shall make the following irrevocable elections on each Election Form:

(a) The amount to be deferred with respect to each eligible component of Compensation for the Plan Years;

(b) The length of the deferral period with respect to each eligible component of Compensation, subject to the terms of Section 4.4 herein; and

(c) The method of distribution to be made to the Participant at the end of the deferral period(s), subject to the terms of Section 4.5 herein.

Notwithstanding the amounts requested to be deferred pursuant to subparagraph (a) above, the limits on deferrals set forth in Section 4.1 herein shall apply to the requested deferrals each Plan Year.

4.4 Length of Deferral. The deferral periods elected by each Participant with respect to deferrals of Compensation for any Plan Year shall be at least equal to one (1) year following the end of the Plan Year to which the deferral relates, unless such deferral is a Bank Contribution subject to a vesting schedule.

4.5 Distribution of Deferred Amounts. Participants shall be entitled to elect to receive distribution of deferred amounts, at the end of the deferral period in a single lump sum distribution, by means of installments, or in such other format approved by the Committee. Participants will elect their distribution option at the same time the deferral election is made. If a Participant desires to change an election to defer the payment of any benefit, then such election must be made at least one (1) year prior to the original payment date and the distribution may not commence for at least five (5) years from the date the original distribution would have been made but for such change.

(a) Lump Sum Distribution. Such distribution shall be made in cash within one hundred and twenty (120) calendar days of the date specified by the Participant as the date for distribution of deferred amounts as described in Sections 4.3 and 4.4 hereof, or as soon thereafter as practicable.

(b) Installment Distribution. Participants may elect distribution in annual installments, with a minimum number of installments of two (2) and a maximum of ten (10). The initial distribution shall be made in the form of cash within one hundred and twenty (120) calendar days after the commencement date selected by the Participant pursuant to Sections 4.3 and 4.4 hereof, or as soon thereafter as practicable. The remaining distributions shall be made in cash each year thereafter, until the Participant’s entire deferred compensation account has been distributed. The amount of each installment shall be equal to the balance remaining in the Participant’s account immediately prior to such distribution, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installments remaining. If a Participant elects to receive his or her distribution in installments, then he or she may not later elect to accelerate the payment of any installment thereunder.

(c) Alternative Schedule. A participant may submit an alternate distribution schedule to the Committee for approval; provided, however, that no such alternate schedule shall be permitted unless approved by the Committee.

(d) Death Benefits; Beneficiary Designation. If a Participant dies before the end of a deferral period or prior to termination of employment, or after distribution of the Participant’s account has commenced but prior to the distribution of all amounts to which the Participant is entitled under the Plan, the Participant’s account shall be distributable or shall continue to be distributed in accordance with the Participant’s election under this Section 4.5 to the person or persons designated pursuant to this subsection (e). A Participant may from time to time designate in writing on a form prescribed by the Committee for such purpose a person or persons (named contingently or successively) to receive benefits distributable under this Plan upon or after the Participant’s death. Such designation may be changed from time to time by the Participant by filing a new designation. Each designation shall revoke all prior designations by the Participant. In the absence of a valid beneficiary designation, the Participant’s benefits shall be distributable to his or her surviving spouse, or, if the Participant is not survived by a spouse, to his or her estate.

4.6. Change in Control. In the event of a Change in Control of the Bank or the Company Participants will receive a lump sum distribution of their account balance as of the date of the Change in Control, including any value associated with unallocated shares pursuant to the pre-purchase of the profit sharing obligations. Payments from the Plan Trust will be made within seven (7) calendar days from the Change in Control. For purposes of this Plan, a “Change in Control” shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a), with respect to the Bank, and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”) (or its predecessor agency), with respect to the Company, as in effect on the date of this Agreement; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Company and any voting securities purchased by any employee benefit plan of the Company or its Subsidiaries, or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs or is effectuated in which the Bank or Company is not the resulting entity, or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed, or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Company then outstanding.

4.7 Key Employee Distributions. Notwithstanding any provision in the Plan to the contrary, lump sum distributions to Key Employees may not be made earlier than 6 months following the date of separation from employment. For purposes of the Plan, a “Key Employee” means an employee who meets the definition of “key employee” as set forth in Section 416(i) of the Internal Revenue Code.

4.8 Hardship Distributions. Upon the written request of a Participant and in the event the Company determines that an “unforeseeable emergency” has occurred with respect to a Participant. the Participant may be allowed to (i) suspend any deferrals required to me made by the Participant and/or (ii) receive a full or partial payment from the Plan as long as the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship can be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets in itself would not cause severe financial hardship). The payout shall not exceed the lesser of: (i) the amount the Company deems to be necessary to meet the emergency or (ii) the Participant’s Account. For this purpose, an “unforeseeable emergency” shall mean a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse or dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising beyond the control of the Participant. The need to pay a Participant’s child’s tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies.

Article 5

Deferred Compensation Accounts

5.1 Participant Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant under Article 4 herein. Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant, or as otherwise determined in the Participant’s Deferred Compensation Agreement. Participant’s are 100% vested in all amounts deferred under Section 4.1(a) of this Plan.

5.2 Valuation of Deferred Amounts. Amounts credited to a Participant’s deferred compensation account shall be credited with an earnings adjustment in accordance with this Section 5.2. Amounts credited to a Participant’s account shall accrue interest at a rate of Wall Street Prime plus 1%. Each Participant’s account shall be credited with interest on the last day of each calendar quarter, with interest computed on the average balance in the account during such quarter. Interest credited to deferred amounts shall be distributed to the Participant at the same time and in the same manner as the underlying deferred amounts. [Set interest rate? Ramsey]

5.3 Charges Against Accounts. There shall be charged against each Participant’s deferred compensation account any distributions made to the Participant or to his or her beneficiary.

Article 6

Rights of Participants

6.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make distributions from the Participant’s accounts when due.

6.2 Unsecured Interest. No Participant or party claiming an interest in amounts deferred by a Participant shall have any interest whatsoever in any specific asset of the Company or the Bank. To the extent that any party acquires a right to receive distributions under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company or the Bank.

6.3 Authorization for Trust. The Company may, but shall not be required to, establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the distribution of deferred amounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the creditors of the Bank or Company. To the extent any amounts deferred under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts shall remain the obligation of, and shall be paid by, the Company or the Bank.

6.4 Employment. Nothing in the Plan shall interfere with nor limit, in any way, the right of the Bank or any affiliate of the Bank to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Bank or any affiliate of the Bank.

Article 7

Withholding of Taxes

The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any withholding tax requirements or to deduct from all distributions made pursuant to the Plan amounts sufficient to satisfy withholding tax requirements.

Article 8

Amendment and Termination

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board, provided, however, that no such amendment or termination shall in any material manner adversely affect any Participant’s rights to amounts previously deferred hereunder without the consent of the Participant.

Article 9

Claims Procedure

(a) Claim. A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Company, setting forth his claim. The request must be addressed to the Secretary of the Board at the Company’s then principal place of business.

(b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reason or reasons for such denial;

(ii) The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v) The time limits for requesting a review of the decision and for review of the decision.

(c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board review the determination of the Committee. Such request must be addressed to the Secretary of the Board, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the Committee’s determination by the Board within such sixty (60) day period, he shall be barred and stopped from challenging the Committee’s determination.

(d) Review of Decision. Within sixty (60) days after receipt of a request for review, the Board will review the Committee’s determination. After considering all materials presented by the Claimant, the Board will provide the Claimant with a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary of the Board will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

Article 10

Miscellaneous

10.1 Notice. Except as otherwise provided herein, any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Secretary of the Company. Notice to the Secretary, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.2 Nontransferability. Participant’s rights to deferred amounts credited hereunder the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any distribution under the Plan to any assignee or creditor of a Participant.

10.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.4. Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company or an affiliate of the Company.

10.5 Status under ERISA. The Plan is intended to be an unfunded plan which is maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title 1 of ERISA.

10.6 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of Missouri.

10.7 Successors. All obligations of the Company or the Bank under the Plan shall be binding on any successor to the Bank or the Bank, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Bank or the Company.